SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name: Labrador Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  2344 Corte De La Jara
                  Pleasanton, California 94566

Telephone Number (including area code):  (510) 461-1848

Name and address of agent for service of process:

                  Peter Schuh
                  2344 Corte De La Jara
 	    	  Pleasanton, California 94566

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [ X ] No [ ]

                         -----------------------------

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Pleasanton and the State of California on the __th day of November, 1997.

  Labrador Fund

                             /S/  PETER SCHUH
                             ----------------------------
                             By:    Peter Schuh
                                    Chief Executive Officer,
 		                    Trustee